Exhibit 99.1

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2016

ANDOVER, MA -- (Marketwired - October 25, 2016) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2016. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2016 increased to $53,227,000, compared to $48,664,000 for the corresponding period a year ago, and increased from $52,941,000 for the second quarter of 2016. Third quarter bookings increased to $53,846,000 from $50,368,000 for the corresponding period a year ago, and increased from $52,514,000 for the second quarter of 2016.

Gross margin increased to $25,923,000 for the third quarter of 2016, compared to $21,286,000 for the corresponding period a year ago, and increased from $24,471,000 for the second quarter of 2016. Gross margin, as a percentage of revenue, increased to 48.7% for the third quarter of 2016, compared to 43.7% for the third quarter of 2015, and increased from 46.2% for the second quarter of 2016.

Net income for the third quarter was $2,336,000, or $0.06 per diluted share, compared to net income of $2,503,000, or $0.06 per diluted share, for the corresponding period a year ago and a net loss of ($544,000), or ($0.01) per share, for the second quarter of 2016. Included in net income for the third quarter of 2016 was the reversal of approximately $768,000 of previously recorded stock-based compensation expense for certain performance-based stock options, as Management concluded the related performance targets would not be met. Included in net income for the third quarter of 2015 was a gain from equity method investment of $5,000,000, representing cash consideration received for the Company's investment in Great Wall Semiconductor Corporation ("GWS"), following the acquisition of GWS by Intersil Corporation in September 2015.

Revenues for the nine months ended September 30, 2016, decreased 9.8% to $152,195,000 from $168,800,000 for the corresponding period a year ago. Net loss for the nine month period was ($3,559,000), or ($0.09) per share, compared to net income of $6,679,000, or $0.17 per diluted share, for the corresponding period a year ago.

Cash provided by operations totaled $2,421,000 for the third quarter of 2016, compared to cash provided by operations of $5,673,000 for the corresponding period a year ago. Cash and cash equivalents sequentially increased by $913,000 to approximately $55,066,000 at the end of the third quarter of 2016 from $54,153,000 at the end of the second quarter of 2016.

Total backlog at the end of the third quarter of 2016 was $42,124,000, compared to $41,674,000 at the end of the second quarter, and $39,073,000 at the end of 2015.

Commenting on third quarter financial performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, "Approximately $0.04 out of $0.06 per share in recorded earnings was due to non-recurring items and seasonal influences on operating expenses. Nevertheless, we are encouraged by Q3 results, as lower shipments of legacy products were offset by higher shipments of ChiP VTM and SiP PRM modules. Higher volumes of ChiPs and SiPs contributed to improved gross margins."

Dr. Vinciarelli continued, "Ongoing weakness led to lower bookings of legacy Brick products. However, interest in ChiPs, VIAs and advanced new products continues to grow, as evidenced by an accelerating rate of projects funded by customers awarding us design wins. We are globally engaged with OEMs driven to our modular power solutions to achieve higher performance and a lower Total Cost of Ownership in Enterprise Computing (inclusive of Datacenters and Supercomputing), Instrumentation, LED Lighting, Networking, Wireless Telecom, Autonomous Driving and Aerospace applications. With a five-fold reduction in size relative to competing alternatives, power systems leveraging Vicor converters from the power source to the Point-of-Load enable superior end products. While conditions in certain markets continue to negatively influence our legacy business, demand from new customers has been escalating and supports our confidence in reaching an inflection point in revenues and profitability."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 25, 2016 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 90492518. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 9, 2016. The replay dial-in number is 888-286-8010 and the Passcode is 20774900. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2015, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED       NINE MONTHS ENDED
                                      (Unaudited)           (Unaudited)

                                 ---------- ---------  ---------  ----------
                                  SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                    2016       2015       2016       2015
                                 ---------- ---------  ---------  ----------

Net revenues                     $   53,227 $  48,664  $ 152,195  $  168,800
Cost of revenues                     27,304    27,378     82,485      92,113
                                 ---------- ---------  ---------  ----------
  Gross margin                       25,923    21,286     69,710      76,687

Operating expenses:
  Selling, general and
   administrative                    13,312    13,383     41,643      43,331
  Research and development           10,338    10,121     31,824      31,171
                                 ---------- ---------  ---------  ----------
    Total operating expenses         23,650    23,504     73,467      74,502
                                 ---------- ---------  ---------  ----------

Income (loss) from operations         2,273    (2,218)    (3,757)      2,185

Other income (expense), net             211         1        350          11
                                 ---------- ---------  ---------  ----------

Income (loss) before income
 taxes                                2,484    (2,217)    (3,407)      2,196

Less: Provision for income taxes        133       174        168         374

Gain from equity method
 investment,
net of tax                                -     5,000          -       5,000
                                 ---------- ---------  ---------  ----------

Consolidated net income (loss)        2,351     2,609     (3,575)      6,822

Less: Net income (loss)
 attributable to
noncontrolling interest                  15       106        (16)        143
                                 ---------- ---------  ---------  ----------

Net income (loss) attributable
 to
Vicor Corporation                $    2,336 $   2,503  $  (3,559) $    6,679
                                 ========== =========  =========  ==========

Net income (loss) per share
 attributable
to Vicor Corporation:
  Basic                          $     0.06 $    0.06  $   (0.09) $     0.17
  Diluted                        $     0.06 $    0.06  $   (0.09) $     0.17

Shares outstanding:
  Basic                              38,837    38,786     38,811      38,742
  Diluted                            39,184    39,086     38,811      39,176

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     SEPT 30,     DEC 31,
                                                       2016         2015
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
  Cash and cash equivalents                        $    55,066  $    62,980
  Accounts receivable, net                              28,026       25,982
  Inventories, net                                      26,562       23,442
  Other current assets                                   3,086        3,102
                                                   -----------  -----------
    Total current assets                               112,740      115,506

Deferred tax assets                                         11           15
Long-term investments                                    2,580        2,866
Property, plant and equipment, net                      37,535       37,450
Other assets                                             2,172        1,708
                                                   -----------  -----------

                                                   $   155,038  $   157,545
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
  Accounts payable                                 $     7,965  $     7,470
  Accrued compensation and benefits                      8,649        8,349
  Accrued expenses                                       2,178        2,568
  Accrued severance charges                                  -          195
  Income taxes payable                                      23           31
  Deferred revenue                                       2,626        1,988
                                                   -----------  -----------
    Total current liabilities                           21,441       20,601

Long-term deferred revenue                                 392          468
Contingent consideration obligations                       288          144
Long-term income taxes payable                             182          192
Deferred income taxes                                        -           55
                                                   -----------  -----------
    Total liabilities                                   22,303       21,460

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      175,395      174,850
    Retained earnings                                   96,126       99,685
    Accumulated other comprehensive loss                   (96)        (577)
    Treasury stock                                    (138,927)    (138,927)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     132,498      135,031
  Noncontrolling interest                                  237        1,054
                                                   -----------  -----------
    Total equity                                       132,735      136,085
                                                   -----------  -----------

                                                   $   155,038  $   157,545
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com